Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED]

(A joint stock limited company incorporated in the People’s Republic of China (the “PRC”) with limited liability)

(Stock code: 670)

FIRST QUARTERLY REPORT 2006

This announcement is made by China Eastern Airlines Corporation Limited (the “Company”) pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The financial statements of the Company for the first quarter of 2006 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

1. IMPORTANT NOTICE

This announcement is made by the Company pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (which requires any issuer listed on The Stock Exchange of Hong Kong Limited whose securities are also listed on other stock exchange(s) to simultaneously inform The Stock Exchange of Hong Kong Limited of any information released to any of such other exchange(s) and to ensure that such information is released to the market in Hong Kong at the same time as it is released to the other market(s)). A similar announcement of the even date is being made by the Company in Shanghai pursuant to the relevant provisions of the Shanghai listing rules and regulations.
This quarterly report was prepared in accordance with the regulations as prescribed by the China Securities Regulatory Commission in relation to disclosure of information in quarterly reports for listed companies, and is published simultaneously in Shanghai and Hong Kong. The financial statements of the Company for the first quarter of 2006 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

The board of directors of the Company (the “Board”) hereby confirms that the information set out in this report does not contain any false information, misleading statement or material omission, and accepts joint and several responsibility for the truthfulness, accuracy and completeness of the contents of this report.

Independent director Peter Lok was unable to attend the meeting for personal reason. Independent director Wu Baiwang was unable to attend the meeting for personal reason. Independent director Zhou Ruijin was unable to attend the meeting for personal reason.

Mr. Li Fenghua, Chairman of the Board, Mr. Luo Chaogeng, President of the Company, Mr. Luo Weide, Chief Financial Officer, Mr. Wu Longxue, General Manager of the Accounting Department and officer-in-charge of the accounting department, hereby represent that the financial report forming part of this quarterly report is true and complete.

2. BASIC PARTICULARS OF THE COMPANY

2.1 Basic Company information

Abbreviation: Eastern Airlines
Code: 600115 (A Share) 670 (H Share)
Secretary of the Board: Luo Zhuping
Telephone: 8621-62686268
Securities representative: Lu Shaojun
Telephone: 8621-62686268
Contact address: 2550, Hongqiao Road, Shanghai, The People’s Republic of China
Facsimile: 8621-62686116
e-mail address: ir@ce-air.com

2.2 Financial information

2.2.1 Main accounting data and financial indicators

			Increase/decrease
			between end of
	End of	End of	reporting period and
	reporting period	last year	end of last year
	(RMB)	(RMB)	(%)
Total assets (’000)	58,780,871.18	57,558,672.66	2.13
Shareholder equity (excluding that of minority shareholders) (’000)	4,856,019.10	5,814,569.35	-16.49
Net assets per share	0.9978	1.195	-16.49
Adjusted net assets per share	0.8320	1.0868	-23.44
		Beginning of year to	Increase/decrease
		end of reporting	between this reporting
	Reporting period	period (January –	period and the same
	(January – March)	March)	period last year (%)
Net cash flow from operating activities		1,568,609,419.60	1,568,609,419.60
Earnings per share	-0.1962	-0.1962	-1,993.94
Yield on net assets	-19.67%	-19.67%	Decreased 20.54%
Yield on net assets net of non-recurring loss or gain	-19.91%	-19.91%	Decreased 20.42%
Non-recurring loss or gain items (January – March)			Amount (RMB’000)
Disposal of long-term investment, fixed assets, work-in-progress, intangible assets and loss from other long-term investment			-10,986
Various government subsidies			22,745
Total			11,759

2.2.2 Profit statement

Profit statement (January – March)
Unit: RMB

		This period		Corresponding period
		(January – March)		of last year (January – March)
Item		Parent company	Consolidated	Parent company	Consolidated
1.	Revenue from main operations	6,285,708,236.25	7,482,342,999.08	3,748,364,254.49	4,795,191,634.34
	Less: Transferred to the Civil	–	–	–	–
	Aviation Infrastructure Fund
	Net revenue from main operations	6,285,708,236.25	7,482,342,999.08	3,748,364,254.49	4,795,191,634.34
	Less: Main operation cost	6,107,097,601.59	7,249,765,444.60	3,108,783,244.42	4,010,169,517.05
	Business taxes and additional	165,193,753.62	201,037,001.49	82,116,479.65	111,901,355.07
2.	Profit from main operations
	(deficit shown in negative)	13,416,881.04	31,540,552.99	557,464,530.42	673,120,762.22
	Add: Other operating profit
	(deficit shown in negative)	73,015,171.79	162,201,105.92	76,757,514.11	163,867,110.60
	Less: Operating expenses	435,772,767.21	498,633,591.70	293,420,202.51	336,756,700.76
	General and administration
	expenses	364,636,691.49	396,746,097.55	186,644,805.79	244,972,331.69
	Financial expenses	226,901,094.51	265,208,597.51	169,876,586.33	193,496,661.38
3.	Profit from operations
	(deficit shown in negative)	-940,878,500.38	-966,846,627.84	-15,719,550.10	61,762,178.99
	Add:Investment income
	(deficit shown in negative)	-8,186,451.71	7,008,494.19	52,687,799.33	3,817,594.74
	Subsidy income	26,761,471.36	26,759,202.75	21,346,580.08	21,346,580.08
	Non-operating income	3,708,828.98	12,516,721.30	433,048.31	6,891,399.50
	Less: Non-operating expenses	24,953,114.75	25,467,707.90	4,018,051.95	4,031,620.14
4.	Total profit
	(total deficit shown in negative)	-943,547,766.50	-946,029,917.50	54,729,825.67	89,786,133.17
	Less: Income tax	16,500,000.00	27,133,928.21	16,500,000.00	20,395,915.99
	Gain or loss of
	minority shareholders	–	-18,046,463.21	–	18,960,074.80
	Add: Unrecognized investment
	loss
	(in the combined statement)
5.	Net profit (deficit shown in	-960,047,766.50	-955,117,382.50	38,229,825.67	50,430,142.38
	negative)

2.3	The total number of the Company’s shareholders as at the end of the reporting period and the shareholdings of the 10 largest holders of listed shares outstanding

Total number of shareholders as at the end of the reporting period			103,500
Shareholding of the 10 largest holders of listed shares outstanding
	Number of listed
	shares outstanding		Class (A, B, H
Name of shareholders (in full)held at the end of the period			Shares or others)
1	HKSCC NOMINEES LIMITED1,490,279,163		H Shares
2	HSBC NOMINEES (HONG KONG) LIMITED	4,246,000	H Shares
3	RONG TONG INDUSTRY SITUATION EQUITY FUND	3,976,259	A Shares
4	HSBC NOMINEES (HONG KONG)
	LIMITED<A/C BR-9>	3,000,000	H Shares
5	HSBC NOMINEES (HONG KONG)
	LIMITED<A/C BR-43>	2,256,000	H Shares
6	HSBC NOMINEES (HONG KONG)
	LIMITED<A/C BR-41>	2,122,000	H Shares
7	CITIGROUPGLOBAL
	MARKETS LIMITED	2,113,220	A Shares
8	LAI YONGCUN	2,029,312	A Shares
9	HSBC NOMINEES (HONG KONG)
	LIMITED<A/C BR-42>	2,000,000	H Shares
10	ZHEJIANG HAIYUE CO., LTD.	1,810,000	A Shares

3.	DISCUSSION AND ANALYSIS OF MANAGEMENT

3.1	Brief analysis of the Company’s overall operational activities during the reporting period

In the first quarter of 2006, the Group completed an aggregate of 1,553 million tonne-kilometres in traffic-turnover, an increase of 49.76% over the same period of last year; the number of passengers carried was 8,014.5 thousand persons, an increase of 97.58% over the same period of last year; the passenger load factor was 69.96%, an increase of 11.88% over the same period of last year; the total quantity of cargoes and mails carried was 201.8 thousand tonnes, an increase of 26.68% over the same period of last year; the total flying hours were 156.0 thousand hours, an increase of 77.47% over the same period of last year. In the first quarter, revenue from the Company’s main operations was approximately RMB7,482 million, and profit from the Company’s main operations was approximately RMB31.54 million, a loss of approximately RMB955 million, it was mainly attributable to the hikes in oil prices both in the PRC and overseas, which had resulted in a significant increase in operating cost.

3.2	Information on the principal industry or products which accounted for more than 10% of the total of the revenue or profit from the Company’s main business

	Revenue from main	Cost of main business	Gross margin
	business	(RMB’000)	(%)
	(RMB’000)	unaudited
unaudited
Industry
Air transport	7,478,555	7,235,865	3.25

3.3	Composition of profit during the reporting period (material changes in the proportions of profit from main operations, profit from other operations, expenses for the period, investment gains, subsidy income and net non-operating income to total profit between this reporting period and the previous reporting period, and explanations)

The total profit of the Company in 2005 was RMB106 million; in the first quarter of 2006, the total loss was RMB946 million, which represented a material changes in the proportions of profit from main operations, profit from other operations, expenses for the period, investment gains, subsidy income and net non-operating income to total profit between this reporting period and the previous reporting period, which was mainly attributable to the hikes in oil price both in the PRC and overseas, which had adversely affected our profit.

3.4	Explanations for the material changes had occurred in the profitability of our main operations (gross profit) compared with the previous reporting period

During the first quarter, due to high aviation fuel price, the rate of increase in our main operation cost exceeded that of our revenue.

3.5	Explanations for the accounting policy, accounting estimates, changes in combined areas and material deviations in accounting

Changes in combined areas had occurred during the reporting period: CEA Wuhan Airline Company Limited was newly added.

3.6	Explanations that the forecast of accumulated net profit from beginning of year to end of the next reporting period may occur compared to the same period of last year and warnings

The management will endeavour to improve the operating results for the second quarter of 2006. However, given the widened loss, impact of high international oil price and uncertainty in competition, the Board of Directors anticipates that the accumulated net profit ending the next reporting period would still report a loss.

By order of the Board
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Li Fenghua
Chairman of the Board

The Board as at the date hereof comprises:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
25th April, 2006